EXHIBIT 99.1
Booking Holdings Enters Into Agreement To Acquire Getaroom

NORWALK, Conn., November 12, 2021--Booking Holdings Inc. (NASDAQ: BKNG) today announced that it has entered into an agreement to acquire B2B distributor of hotel rooms, Getaroom, from Court Square Capital Partners for approximately $1.2 billion. Completion of the acquisition is subject to customary closing conditions, including regulatory approval. At closing, U.S.-based Getaroom will roll into Booking Holdings’ Priceline brand. Through this reporting structure, Getaroom will join forces with Priceline’s complementary Strategic Partnerships team, Priceline Partner Network, to form a new Strategic Partnerships business unit that will improve B2B distribution for hotel partners, while offering a robust accommodations technology stack for affiliate partners. The transaction is expected to increase value for both hotel and affiliate partners.
“As the travel industry continues to recover from the pandemic, we are continuously looking for opportunities to better support both our partners and our customers. Over the years, strategic partnerships have played an important role in our efforts to reach more customers through new channels,” said Brett Keller, Chief Executive Officer of Priceline. “By combining the technology and expertise of Getaroom and Priceline, we can further streamline distribution for our hotel partners and provide new and better solutions for the U.S. accommodations segment.”
“The combination of Getaroom and the Priceline Partner Network will enable accelerated growth behind our shared vision of delivering a more robust solution for our customers and affiliates and greatly simplify the complexity of global distribution for our hotel partners,” said Matt Davis, Chief Executive Officer of Getaroom.
“Matt Davis and the leadership team at Getaroom have done a tremendous job managing the growth of the business over the years. The combination of Getaroom and Priceline Partner Network will help them create more value for their hotel and affiliate partners,” said Joseph Silvestri, Managing Partner of Court Square Capital Partners.
Getaroom - which is based in Dallas, Texas and was founded in 2005 - has more than 150 affiliates. Getaroom will remain headquartered in Dallas and current Chief Executive Officer, Matt Davis, will lead Priceline’s new Strategic Partnerships business unit.
About Booking Holdings
Booking Holdings (NASDAQ: BKNG) is the world's leading provider of online travel and related services, provided to consumers and local partners in more than 220 countries and territories through six primary consumer-facing brands: Booking.com, Priceline, Agoda, Rentalcars.com, KAYAK and OpenTable. The mission of Booking Holdings is to make it easier for everyone to experience the world. For more information, visit BookingHoldings.com and follow us on Twitter @BookingHoldings.
About Getaroom
Getaroom is a B2B-focused distributor of hotel rooms primarily serving leisure travelers within or traveling to North America. Getaroom’s mission is to simplify the complexity and costs of global distribution for hotels and deliver a single supplier solution for partners around the world that desire to offer a hospitality experience to their members, employees or customers.
About Court Square Capital Partners
Court Square is a middle market private equity firm with one of the most experienced investment teams in the industry. Since 1979, Court Square has completed over 240 platform investments, helping managers, families and founder-owners to develop their companies into leaders in their respective markets. Court Square invests in companies that have compelling growth potential in the business services, industrial, healthcare, and tech and telecom sectors. Court Square has $7.65 billion of assets under management and is based in New York, N.Y. For more information on Court Square, please visit www.courtsquare.com.